UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒	Filed by a party other than the registrant ☐

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☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-12

RUSSELL INVESTMENT COMPANY

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1.	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

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4.	Date Filed:

Dear Shareholder of the Russell Investment Company mutual funds:

In response to your request to no longer be contacted by telephone, please know that your telephone number has been removed from our solicitation list.

However, our records indicate that we have not received your vote. It is important that you vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting and avoid additional costs with soliciting your vote.

This Special Meeting of the Russell Investment Company mutual fund(s) that you are invested in is being held for the purpose of considering the following proposals:

(1)	Approval of a new investment advisory agreement between each Fund and Russell Investment Management Company, each Fund’s current investment adviser (“RIMCo”) (the “Post-Transaction Agreement”), as a result of a transaction involving the sale of RIMCo’s parent company (the “Transaction”).

(2)	Approval of a new investment advisory agreement between each Fund and RIMCo that reflects updated terms and, if approved by shareholders, will go into effect in lieu of the Post-Transaction Agreement following the Transaction or, if the Transaction is not consummated, will replace the Fund’s existing investment advisory agreement.

The Funds’ Board of Trustees, including all Independent Trustees, unanimously recommends that you vote “FOR” both of these proposals.

Voting is quick and easy. Please vote now using one of these methods:

1. Call 1-844-253-1478 to Speak with a Live Agent and Vote

For your convenience, you may call our toll free number Monday through Friday (9 A.M. to 6 P.M. EST) to speak with a live agent who can assist in registering your vote.

2. Vote by Mail

Please mail your signed proxy voting card(s) in the postage-paid envelope.

We appreciate your taking time to submit your vote.

Sincerely,

Russell Investments